COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, December 18, 2006

COACHMEN INDUSTRIES, INC. BUCKS MARKET TREND AT 44TH NATIONAL RV TRADE SHOW

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced a year-over-year improvement in orders for its recreational vehicles at the 44th National RV Trade Show held in Louisville, Ky. which concluded on November 30th.

Michael R. Terlep, President of the Coachmen RV Group commented, “We were very pleased with our dealers’ response to our offerings at the show.  Our new product development process created a leap forward in the innovation of our products.  Fully, a third of the products on display at Louisville were developed within the 90 days leading up to the show.  Many dealers commented that this was the best product line offered by our Company within the last five years.”

Among the new products launched at the show was a new Aurora™ gas-powered Class A motorhome with a full-wall slide out feature and an innovative angled bed floorplan, marking Coachmen’s first ever Class A motorhome with a full-wall slide-out.  Coachmen also introduced a new Freelander™ Class C with a unique floorplan designed for sporting events and other social occasions.  The new Blast™ is a “micro” toy hauler in lengths of 15 feet and 17 feet designed to sell at a retail price of less than $12,000.  The Capri™ Micro is an ultra lightweight laminated travel trailer available in lengths from 13 feet to 18 feet.  The RV Group also introduced the new Wyoming fifth-wheel line with several innovative new floorplans providing a more residential look and feel.

The new towable products formed the foundation for significant improvement in overall towable orders.  Total orders for towable RVs improved by 19.7% in units and 32.4% in dollars compared to the 2005 show results.  Of note, unit orders for fifth-wheels increased by 17.4% while unit orders for camping trailers increased 32.5%.  While on the motorized side orders were down more in line with industry trends, total unit orders for

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Coachmen Industries, Inc. Bucks Market Trend at 44th National RV Trade Show

December 18, 2006

both motorized and towables were up 0.1%, or essentially flat compared with last year, which is remarkable given current market conditions.  The Company also signed 60 new dealers at Louisville, broken down fairly evenly between new towable and new motorized dealers.  Georgie Boy Manufacturing (GBM) signed 10 new dealers which drove an increase in its orders resulting in the highest backlogs for GBM in all of 2006.

“With the increase in unit orders for towables and the Aurora full wall slide-out, as well as GBM’s new product offerings, we are adjusting production rates in order to meet the increased dealer demand for our new products,” commented Michael R. Terlep.  “We are encouraged by the RV Group’s performance at Louisville.  Each member of the Coachmen RV team is determined to build upon the momentum we have coming out of this successful show.  We will continue to develop new products to meet the demands of retail consumers and respond to our dealers’ input as the spring selling season gets underway over the next few months,” he concluded.

Coachmen Industries, Inc., through its prominent industry subsidiaries, is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings. The Company's well-known RV brand names include COACHMEN®, GEORGIE BOY®, SPORTSCOACH® and VIKING®.  Coachmen's ALL AMERICAN HOMES subsidiary is one of the nation’s largest producers of systems-built homes, and also a major builder of multi-family residential and commercial structures with its ALL AMERICAN BUILDING SYSTEMS® products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, interest rates, the availability and cost of real estate for residential housing, the over-supply of existing homes within the company’s markets, the impact of home values on housing demand, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     574-262-0123

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